Exhibit 99.1

FOR IMMEDIATE RELEASE

Primus Guaranty Reports Second Quarter 2007 Financial Results

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Economic Results were $14.9 million, an increase of 20% from the year earlier quarter

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The GAAP net loss was $21.5 million for the second quarter 2007

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Credit protection new transaction volume totaled $2.6 billion, increasing the portfolio 21% from the year earlier quarter

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Primus Financial premium revenues increased 18% from the year earlier quarter

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Economic book value per share was $9.42 at June 30, 2007, generating an Economic return on equity of 14.3%; versus Economic book value of $8.92 at December 31, 2006

Hamilton, Bermuda – August 7, 2007 – Primus Guaranty, Ltd. (“Primus Guaranty”) (NYSE: PRS), a leading provider of credit protection, announced today a GAAP net loss of $21.5 million, or ($0.48) per diluted share for its second quarter 2007, compared with a GAAP net income of  $10.7 million, or $0.24 per diluted share for the second quarter of 2006.  For the six months ended June 30, 2007, the GAAP net loss was $31.2 million, or ($0.70) per diluted share, compared with a GAAP net income of $45.8 million, or $1.03 per diluted share, for the six months ended June 30, 2006.

Economic Results

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps.  Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s  portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments.  The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful, and more meaningful, alternative view of long-term trends in profitability.

During the second quarter of 2007, Economic Results were $14.9 million, or $0.33 per diluted share, compared with $12.4 million, or $0.28 per diluted share, in the second quarter of 2006.  For the six months ended June 30, 2007, Economic Results were $28.1 million, or $0.63 per diluted share, compared with Economic Results of $24.1 million, or $0.54 per diluted share, for the six months ended June 30, 2006.

“Our credit protection business showed very strong performance in the quarter as we added $2.6 billion in new transactions to our portfolio. This was the highest level of portfolio growth since we became a public company and our activity included both tranches and single name credit swaps. The credit market volatility which developed in the quarter enabled us to take advantage of attractive risk return opportunities, capitalizing on our financial strength and operating flexibility,” said Thomas Jasper, Chief Executive Officer, Primus Guaranty.

“I am also pleased to report that we added a $400 million collateralized loan obligation to our assets under management during July of 2007.  Managing third party capital is a key component of our business strategy as it enables us to leverage our brand, our credit expertise, our track record and our platform.”

Second Quarter Revenues

Economic revenues for the second quarter 2007 were $32.0 million, an increase of 25% from $25.7 million in the year-earlier quarter.

Contributing to the growth in Economic revenues was an 18% increase in premium income from Primus Financial’s credit swaps sold to $20.2 million in the second quarter of 2007, compared with $17.1 million in the same period of 2006.  The increase reflects the continued growth of Primus Financial’s credit swap portfolio to $18.6 billion.

Realized losses on the Primus Financial portfolio of credit swaps sold were $1.3 million in the second quarter of 2007, compared with $219 thousand for the same period of the prior year. These losses are attributable to our decision to reduce credit exposure through the early termination of certain credit swaps sold.  From inception to date, there have been no credit events in our portfolio of credit swaps sold.

In April 2007, Primus Guaranty formed Harrier Credit Strategies Master Fund (“Harrier”).   During the second quarter of 2007, the company transferred the investment and trading portfolio of PRS Trading Strategies to Harrier.  Harrier/PRS Trading Strategies trading revenues, excluding interest income on its cash, cash equivalents and investments, were $197 thousand for the second quarter 2007, compared with trading revenues of $95 thousand from the year earlier quarter.   All components of Harrier/ PRS Trading Strategies revenues are included in our Economic Results.

Asset Management fees for the second quarter 2007 were $625 thousand, an increase of $507 thousand from the second quarter of 2006.  The increase was primarily due to fees related to our first CLO offering, Primus CLO I, Ltd., which closed in December 2006.

Consolidated interest income for the second quarter of 2007 was $10.3 million, an increase of approximately $3.5 million from the second quarter of 2006.  The increase is primarily driven by higher investment yields and an increase in average invested balances.   The average investment yield in the second quarter of 2007 increased to 5.06% from 4.26% in the same quarter of 2006. Weighted average investment balances were $816 million for the second quarter of 2007, compared with $638 million in the same quarter of 2006.  The increase in invested balances was principally due to the proceeds of the $125 million senior notes offering by Primus Guaranty, Ltd. in December 2006.

GAAP revenues for the second quarter 2007 were negative $4.4 million, a decrease of $28.4 million from the year-earlier quarter.  The decline in GAAP revenues is mainly attributable to increased unrealized mark-to-market losses on the portfolio of credit swaps.   The unrealized mark-to-market loss was $35.8 million in the second quarter of 2007, compared with a loss of $147 thousand in the year earlier quarter.

Second Quarter Operating and Financing Expenses

Operating expenses, excluding financing costs, were $10.3 million for the second quarter of 2007, compared with $9.0 million in the second quarter of 2006. The increase in expenses is mainly attributable to the expansion of our business activities in the second quarter of 2007, resulting in additional expenses related to compensation, professional and legal fees.

Financing costs, comprising distributions on preferred shares and interest expense, were $6.8 million in the second quarter of 2007, compared with $4.3 million in the year-earlier quarter. The increase in financing costs was primarily attributable to increased interest rates and additional interest expense associated with the $125.0 million of senior notes issued by Primus Guaranty in December 2006.

Six Months ended June 30 Revenues

Economic revenues for the six months ended June 30, 2007 were $62.0 million, an increase of 26% from $49.1 million in the year-earlier period.

Contributing to the growth in Economic revenues was a 17% increase in premium income from Primus Financial’s credit swaps sold.  Premiums for the six months ended June 30, 2007 increased to $38.6 million, compared with $33.0 million in the same period of 2006.

Realized losses on the Primus Financial portfolio of credit swaps sold were $2.2 million for the six months ended June 30, 2007, compared with $996 thousand for the same period of the prior year. These losses are attributable to our decision to reduce credit exposure through the early termination of certain credit swaps sold.

During the second quarter of 2007, Primus Guaranty transferred the investment and trading portfolio of PRS Trading Strategies to Harrier.  Harrier/PRS Trading Strategies trading revenues, excluding interest income on its cash, cash equivalents and investments, were $259 thousand for the six months ended June 30, 2007, compared with a trading loss of $137 thousand from the year earlier period.   All components of Harrier/PRS Trading Strategies revenues are included in our Economic Results.

Asset Management fees for the six months ended June 30, 2007 were $1.3 million, an increase of $1.1 million from the same period in 2006.  The increase was primarily due to asset management fees related to our first CLO offering, Primus CLO I, Ltd., which closed in December 2006.

Consolidated interest income for the six months ended June 30, 2007 was $20.3 million, an increase of approximately $6.9 million from the year-earlier period.  The increase is primarily driven by higher investment yields and an increase in average invested balances.   The average investment yield in the first six months of 2007 increased to 5.01% from 4.23% in the same period of 2006. Weighted average balances were $809 million for the first six months of 2007, compared with $633 million in the same period of 2006.

GAAP revenues for the six months ended June 30, 2007 were $2.7 million, a decrease of $68.2 million from the year-earlier period.  The decline in GAAP revenues is mainly attributable to increased unrealized mark-to-market losses on the portfolio of credit swaps sold.   The unrealized mark-to-market loss was $58.8 million in for the six months ended June 30, 2007, compared with a gain of $24.2 million in the year-earlier period.

Six Months ended June 30 Operating and Financing Expenses

Operating expenses, excluding financing costs, were $20.3 million for the six months ended June 30, 2007, compared with $17.1 million in the same period of 2006. The increase in expenses is mainly attributable to the continued expansion of our business activities.

Financing costs, comprising distributions on preferred shares and interest expense, were $13.6 million in the six months ended June 30, 2007, compared with $7.9 million in the year-earlier period. The increase in financing costs was primarily attributable to increased interest rates and additional interest expense associated with the $125.0 million of senior notes issued by Primus Guaranty in December 2006.

Credit Swap Portfolio - Primus Financial

At June 30, 2007, Primus Financial’s combined portfolio of credit swaps totaled $18.6 billion compared with $15.8 billion at December 31, 2006.  The combined portfolio had a weighted average original premium of 45 basis points and an average remaining tenor of 3.5 years as of June 30, 2007.

Single Name Credit Swaps

At June 30, 2007, Primus Financial’s portfolio of single name credit swaps sold totaled $15.4 billion. The portfolio had a weighted average credit rating of A-/Baa1 (S&P/Moody’s), and represented 571 reference entities. The second quarter 2007 new transaction volume for single name credit swaps sold was $508 million, with a weighted average premium of 52.8 basis points and an average original tenor of 4.8 years.  The weighted average original premium on the $15.4 billion portfolio of single name credit swaps sold as of June 30, 2007 was 44 basis points. Of the $508 million new transaction volume for single name credit swaps sold, $72 million was attributable to credit swaps against non-investment grade reference entities (limited to the BB sector) at a weighted average premium of 85 basis points.

Tranches

At June 30, 2007, Primus Financial’s tranches sold totaled $3.1 billion, with a weighted average premium of 47 basis points and an average rating of AA+/Aa1.  The second quarter 2007 new transaction volume for tranches sold was $2.1 billion, with a weighted average premium of 34 basis points, an average original tenor of 7.1 years and an average rating of AAA/Aaa.

Credit Swaps on Asset-backed Securities

At June 30, 2007, Primus Financial’s portfolio of credit swaps on asset-backed securities totaled $75 million, with a weighted average premium of 132 basis points and an average rating of A/A3.  The second quarter 2007 new transaction volume for credit swaps on asset-backed securities was $40 million, with a weighted average premium of 169 basis points and an average rating of A/A3.

Balance Sheet

At June 30, 2007, total assets, on a GAAP basis, were $1.2 billion, an increase of $337.9 million from December 31, 2006. The increase was primarily due to the consolidation of the warehouse loans held for securitization, which was $336.3 million as of June 30, 2007.  There was no corresponding balance at December 31, 2006.  During July 2007, the Company completed the CLO offering through Primus CLO II, Ltd. (a special purpose entity or SPE). .  The Company does not expect to be the primary beneficiary of Primus CLO II, Ltd. and accordingly, the SPE will not be consolidated in the Company’s financial statements.

At June 30, 2007, net shareholders' equity was $440.1 million, compared with $462.1 million at December 31, 2006.  GAAP book value per basic share was $9.77 at June 30, 2007, relative to $10.65 at December 31, 2006.  Economic book value per basic share was $9.42 at June 30, 2007, relative to $8.92 at December 31, 2006.

Total cash, cash equivalents and available-for-sale investments at June 30, 2007 were $824.9 million, of which $656.1 million resides at Primus Financial.

Net unrealized gains on Primus credit and other swaps purchased and sold was $11.6 million at June 30, 2007, down from $70.4 million at December 31, 2006. The change was primarily due to increases in market credit swap premium levels, which resulted in a net decrease in the value of the consolidated portfolio.

Earnings Conference Call

Primus Guaranty will host a conference call Tuesday, August 7, 2007 at 11 a.m. Eastern Standard Time to discuss its 2nd quarter 2007 earnings, which are scheduled for release between 7 a.m. and 9 a.m. Eastern Standard Time Tuesday, August 7, 2007.  A copy of the earnings press release and financial supplement will be available in the Investor Relations section of the company’s website, located at www.primusguaranty.com.

The conference call will be available via live or archived webcast at http://ir.primusguaranty.com/ by dialing 800-299-6183 (domestic) and 617-801-9713 (international), Passcode 18746821.

A replay of the call will be available from Tuesday, August 7, 2007 at 1 p.m. Eastern Standard Time until Tuesday, August 28, 2007 at 5 p.m. Eastern Standard Time.  To listen to the replay, dial 888-286-8010 (domestic) or 617-801-6888 (international), Passcode 88147043.

Supplemental financial information, including additional portfolio and historical data, will be available on Primus Guaranty, Ltd.'s website under “Investor Relations-Webcasts” or by clicking on http://phx.corporate-ir.net/phoenix.zhtml?c=179637&p=irol-presentations.

About Primus Guaranty

Primus Guaranty, Ltd. is a Bermuda company, with its principal operating subsidiaries, Primus Financial Products, LLC, and Primus Asset Management, Inc., headquartered in New York City. Primus Financial Products offers protection against the risk of default on corporate, sovereign and asset-backed security obligations through the sale of credit swaps to dealers and banks. As a swap counterparty, Primus Financial Products is rated Aaa by Moody's Investor Service, Inc. and AAA by Standard & Poor's Rating Services. Primus Asset Management provides credit portfolio management services to Primus Financial Products, and manages a relative value credit fund as well as private investment vehicles, including two collateralized loan obligations and three synthetic collateralized debt obligations for third parties.

The company is traded on the New York Stock Exchange under the symbol PRS.  Primus Guaranty is a Bermuda company, with the operations of its principal subsidiaries, Primus Financial Products and Primus Asset Management, headquartered in New York City.

Safe Harbor Statement

Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties.  For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  For a discussion of the factors that could affect our actual results please refer to the risk factors identified from time to time in our SEC reports, including, but not limited to, our 10-K, as filed with the SEC.

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Financial Condition

(in thousands except per share amounts)

	June 30,	December 31,
	2007	2006
	(unaudited)
Assets
Cash and cash equivalents	$189,715	$204,428
Available-for-sale investments	621,985	584,911
Trading account assets	13,203	14,537
Accrued interest receivable	6,545	6,374
Accrued premiums and receivables on credit and other swaps	4,777	4,022
Unrealized gain on credit and other swaps, at fair value	43,676	73,330
Deposit and warehouse loan agreements	6,022	-
Warehouse loans held for securitization	336,278	-
Fixed assets and software costs, net	5,627	5,510
Debt issuance costs, net	7,120	7,399
Other assets	5,416	1,957
Total assets	$1,240,364	$902,468

Liabilities and shareholders’ equity
Accounts payable and accrued expenses	$2,096	$2,854
Accrued compensation	4,048	8,800
Interest payable	425	625
Unrealized loss on credit and other swaps, at fair value	32,273	2,931
Trading account liabilities	970	1,002
Warehouse loan payable	336,278	-
Long-term debt	321,304	325,000
Other liabilities	4,391	644
Total liabilities	701,785	341,856

Preferred securities of subsidiary	98,521	98,521

Shareholders’ equity
Common shares, $0.08 par value, 62,500,000 shares authorized, 45,024,204 and 43,380,893 shares issued and outstanding at June 30, 2007 and December 31, 2006	3,583	3,470
Additional paid-in-capital	278,917	269,420
Warrants	-	612
Accumulated other comprehensive loss	(2,172)	(2,375)
Retained earnings	159,730	190,964
Total shareholders’ equity	440,058	462,091
Total liabilities, preferred securities of subsidiary and shareholders’ equity	$1,240,364	$902,468

Primus Guaranty, Ltd.

Condensed Consolidated Statements of Operations

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
	(unaudited)		(unaudited)
Revenues
Net credit swap revenue (loss)	$(15,995)	$16,831	$(20,872)	$56,960
Premiums earned on financial guarantees	-	100	-	200
Asset management and advisory fees	625	118	1,286	167
Interest income	10,316	6,786	20,293	13,387
Other trading revenue	708	124	1,967	124
Foreign currency revaluation loss	(63)	(18)	(12)	(24)
Total net revenues	(4,409)	23,941	2,662	70,814

Expenses
Compensation and employee benefits	5,972	5,603	11,976	10,494
Professional and legal fees	1,463	1,069	2,439	2,284
Depreciation and amortization	370	608	947	1,197
Technology and data	1,078	421	1,955	820
Interest expense	4,859	2,653	9,721	5,102
Other	1,410	1,291	2,945	2,330
Total expenses	15,152	11,645	29,983	22,227
Distributions on preferred securities of subsidiary	1,959	1,638	3,861	2,769
Income (loss) before provision for income taxes	(21,520)	10,658	(31,182)	45,818
Provision (benefit) for income taxes	(4)	-	52	55
Net income (loss) available to common shares	$(21,516)	$10,658	$(31,234)	$45,763

Income (loss) per common share:
Basic	$(0.48)	$0.25	$(0.70)	$1.06
Diluted	$(0.48)	$0.24	$(0.70)	$1.03
Average common shares outstanding:
Basic	45,012	43,294	44,588	43,270
Diluted	45,012	44,287	44,588	44,316

Primus Guaranty, Ltd.

Regulation G Disclosure

Economic Results

June 30, 2007

In managing its business and assessing its growth and profitability from a strategic and financial planning perspective, the company believes it is appropriate to consider both its U.S. GAAP financial results as well as the impact on those results of fair value accounting and the termination of credit swaps.  Therefore, the company evaluates what its Economic Results would have been if it excluded from revenue the amounts of any unrealized gains and losses on Primus Financial’s portfolio of credit swaps sold, and any realized gains from terminations of credit swaps sold prior to maturity, although it amortizes those gains over the remaining original lives of the terminated contracts, except for credit swaps purchased as investments.  The company believes that by excluding quarterly fluctuations in the fair market value of the long-term portfolio of swaps sold, which variations have little or no effect on the company's operations, Economic Results provide a useful, and  more meaningful, alternative view of long-term trends in profitability.

Economic Earnings per Diluted Share

(in 000's except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
GAAP net income	$ (21,516)	$ 10,658	$ (31,234)	$ 45,763
Adjustments:
Less: Change in unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	36,181	121	57,513	(24,590)
Less: Realized gains from early termination of credit swaps sold - Primus Financial	(1,771)	(111)	(2,015)	(613)
Add: Amortization of realized gains from the early termination of credit swaps sold - Primus Financial	2,000	1,763	3,833	3,497

Net Economic Results	$ 14,894	$ 12,431	$ 28,097	$ 24,057

Economic earnings per diluted share	$0.33	$0.28	$0.63	$0.54

Economic weighted average common shares outstanding-diluted
	45,197	44,287	44,988	44,316

Economic Book Value per Share

	June 30,	December 31,
	2007	2006

GAAP Shareholders' Equity	$ 440,058	$ 462,091
Adjustments:

Add: Accumulated other comprehensive (income)/loss	2,171	2,375

Less: Unrealized fair value of credit swaps sold (gain)/loss - Primus Financial	(13,009)	(70,522)

Less: Realized gains from early termination of credit swaps sold - Primus Financial	(32,098)	(30,083)

Add: Amortized realized gains from the early termination of credit swaps sold - Primus Financial	26,835	23,002

Economic Shareholders' Equity	$ 423,957	$ 386,863

Economic book value per share-outstanding	$9.42	$8.92

GAAP book value per share-outstanding	$9.77	$10.65

Common shares outstanding	45,024	43,381